EXHIBIT 99.1

Natural Resource Partners L.P.
601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE
Natural Resource Partners L.P.
Reports Third Quarter 2005 Results
Third Quarter Highlights:
•	Net income increases 11% over 3Q04 to $21.5 million or $0.79 per unit

•	Coal royalty revenues increase 13% over 3Q04 to $34.3 million

•	Distributable cash flow increases 13% over 3Q04 to $32.1 million

•	Quarterly distribution increases 16% over 3Q04 to $0.7375 per unit
HOUSTON, November 3, 2005 — Natural Resource Partners L.P. (NYSE: NRP) and (NYSE:NSP) today reported third quarter 2005 net income of $21.5 million, or $0.79 per unit, an 11% increase over the $19.4 million or $0.74 per unit reported for the same period last year. Distributable cash flow for the third quarter increased to $32.1 million from $28.4 million last year.
Year-to-date, NRP reported net income increased 46% to $66.9 million from $45.7 million for the same period last year, while distributable cash flow rose 41% to $84.9 million from $60.3 million in 2004. Net income per unit rose 39% to $2.48 per unit from $1.79 per unit.
“During the first nine months of 2005 our lessees have seen most of their short term and spot coal sales rollover to higher prices. This has led to our coal royalty revenue increasing by nearly one-third. While production at many of our lessee’s mines is constrained by the shortage of labor, permitting issues and transportation difficulties, our revenues and cash flows continued to increase,” said Chief Operating Officer Nick Carter.
Third Quarter Financial Results
Third quarter revenues increased 13% to $38.7 million from $34.2 million for the same period last year. Increases in coal royalty revenues per ton helped to offset slightly lower production year-over-year to allow coal royalty revenues to rise 13% to $34.3 million. Average coal royalty revenues per ton rose 16% to $2.70 from $2.32 while production by NRP’s lessees decreased 3% to 12.7 million tons.

NRP Reports Third Quarter 2005 Results	Page 2 of 8
Total expenses increased to $14.8 million from $12.2 million last year. Depletion and amortization grew 5% to $8.2 million due to higher depletion on properties recently acquired. General and administrative expenses increased to $3.5 million for the third quarter from $2.5 million for the same period last year due to increased costs associated with managing a larger portfolio of properties and an increase in the incentive compensation accrual. Property, franchise and other taxes increased largely as a result of properties acquired.
Nine Months Financial Results
NRP’s total revenues increased 30% to $116.7 million in 2005 from $90.1 million for the same period last year. Coal royalty revenues for 2005 rose 32% to $104.8 million compared to $79.3 million for the same period in 2004. This increase results from both a 23% increase in average per ton royalty revenue to $2.65 and an 8% increase in production to 39.6 million tons. Appalachian production increased 3%, the Illinois Basin decreased 2% and Northern Powder River Basin (NPRB) production increased approximately 84%. The NPRB increased due to our lessee producing on our acreage more than the adjoining acreage. For the first nine months of 2005, approximately 32% of NRP’s coal royalty revenues and 28% of its production were from metallurgical coal, which is priced higher than steam coal. Other revenue rose 52% to $4.7 million primarily due to additional wheelage income and increases in oil and gas income.
Total expenses year-to-date increased to $42.8 million, or 20% over the comparable period in 2004. Depletion and amortization increased 12% as a result of higher production. General and administrative expenses increased $2.4 million over last year due to increased costs associated with managing a larger portfolio of properties and an increase in the incentive compensation accrual.
2005 Outlook
Based on the latest data available, the partnership expects to achieve the upper end of the range for the 2005 guidance issued in August of this year. The previously announced ranges include total revenues of between $143 million and $150 million with net income of approximately $75 million to $85 million or $2.75 to $3.15 per unit. For additional detail of the August guidance, please visit the partnership’s website http://www.nrplp.com/investors/guidance.
“We again saw a very busy quarter on acquisitions and closed several transactions that will yield us substantial cash flow starting principally in 2007 and continuing for many years,” said Carter.
Distributions
On October 20, 2005, NRP announced its ninth consecutive increase in its quarterly distribution, raising the distribution to $0.7375 per unit, or $2.95 per unit on an annualized basis. This represents a 16% increase in Natural Resource Partners’ distributions compared to the third quarter of 2004.

NRP Reports Third Quarter 2005 Results	Page 3 of 8
NSP — Subordinated Units
On August 11, the subordinated units of Natural Resource Partners began publicly trading under the ticker symbol NSP. On October 20, Natural Resource Partners announced that the initial conversion of these subordinated units would occur at the close of business on November 14, 2005 following the payment of the third quarter distribution. On that day, 25% of the subordinated units will automatically and mandatorily convert into NRP common units. For a comparison of NRP common units to NSP subordinated units, please visit the website at http://www.nrplp.com/investors/nrpvsnsp.com.
“The initial conversion of our subordinated units (NSP) into common units (NRP) is the result of our staff’s hard work and dedication over the last three years. Since our initial public offering, we have grown our distribution approximately 44%, nearly tripled the number of leases, more than doubled the number of lessees, nearly doubled the reserves and are continuing to look for other acquisition opportunities,” said Corbin J. Robertson, Jr., Chairman and Chief Executive Officer. “Our goal is to continue to grow our distributions by growing the partnership. That includes adding to our reserves, our lessees, our coal leases and our lessees’ coal production.”
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin.
For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
Forward Looking Statements
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include all statements regarding the 2005 outlook. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Disclosure of Non-GAAP Financial Measures
Distributable cash flow represents cash flow from operations less actual principal payments and cash reserves set aside for scheduled principal payments on the senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. A reconciliation of distributable cash flow to net cash provided by operating activities is included in the tables attached to this release. Distributable cash flow may not be calculated the same for NRP as other companies.

NRP Reports Third Quarter 2005 Results	Page 4 of 8

05-17	- financials follow
Natural Resource Partners L.P.
Operating Statistics
(In thousands except per ton data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
Coal royalty revenues:
Appalachia
Northern	$2,198	$2,491	$6,767	$5,039
Central	21,950	21,358	70,022	57,320
Southern	7,098	4,089	18,455	11,251

Total Appalachia	$31,246	$27,938	$95,244	$73,610
Illinois Basin	956	1,114	3,356	2,612
Northern Powder River Basin	2,065	1,263	6,154	3,120

Total	$34,267	$30,315	$104,754	$79,342

Coal Royalty Production (tons):
Appalachia
Northern	1,161	1,340	3,577	2,927
Central	7,792	8,746	24,989	25,272
Southern	1,667	1,274	4,665	4,029

Total Appalachia	10,620	11,360	33,231	32,228
Illinois Basin	624	942	2,198	2,240
Northern Powder River Basin	1,447	757	4,144	2,249

Total	12,691	13,059	39,573	36,717

Average royalty revenue per ton:
Appalachia
Northern	$1.89	$1.86	$1.89	$1.72
Central	2.82	2.44	2.80	2.27
Southern	4.26	3.21	3.96	2.79

Total Appalachia	2.94	2.46	2.87	2.28
Illinois Basin	1.53	1.18	1.53	1.17
Northern Powder River Basin	1.43	1.67	1.49	1.39

Total	$2.70	$2.32	$2.65	$2.16

NRP Reports Third Quarter 2005 Results	Page 5 of 8
Natural Resource Partners L.P.
Consolidated Statements of Income
(In thousands, except per unit data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004

Revenues:
Coal royalties	$34,267	$30,315	$104,754	$79,342
Property taxes	1,552	1,377	4,533	3,961
Minimums recognized as revenue	431	352	1,365	1,280
Override royalties	487	956	1,311	2,390
Other	1,998	1,221	4,716	3,107

Total revenues	38,735	34,221	116,679	90,080
Operating costs and expenses:
Depletion and amortization	8,221	7,800	24,725	22,083
General and administrative	3,527	2,523	10,001	7,656
Property, franchise and other taxes	1,954	1,464	5,738	4,833
Coal royalty and override payments	1,071	450	2,369	1,236

Total operating costs and expenses	14,773	12,237	42,833	35,808

Income from operations	23,962	21,984	73,846	54,272
Other income (expense)
Interest expense	(2,889)	(2,694)	(7,916)	(8,792)
Interest income	392	78	954	190

Net income	$21,465	$19,368	$66,884	$45,670

Net income attributable to: (1)
General partner	$1,103	$605	$3,088	$1,246

Other holders of incentive distribution rights	$363	$117	$943	$178

Limited partners	$19,999	$18,646	$62,853	$44,246

Basic and diluted net income per limited partner unit:
Common	$.79	$.74	$2.48	$1.79

Subordinated	$.79	$.74	$2.48	$1.79

Weighted average number of units outstanding:
Common	13,987	13,987	13,987	13,266

Subordinated	11,354	11,354	11,354	11,354

(1)	Net income is allocated among the limited partners, the general partner and holders of the incentive distribution rights (IDRs) based upon their pro rata share of distributions. The IDRs are allocated 65% to the general partner and the remaining 35% to affiliates of the general partner. The IDRs allocated to the general partner are included in the net income attributable to the general partner.

NRP Reports Third Quarter 2005 Results	Page 6 of 8
Natural Resource Partners L.P.
Statements of Cash Flows
(In thousands)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
Cash flows from operating activities:
Net income	$21,465	$19,368	$66,884	$45,670
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion and amortization	8,221	7,800	24,725	22,083
Non-cash interest charge	97	291	222	876
Change in operating assets and liabilities:
Accounts receivable	347	(274)	(3,022)	(3,482)
Other assets	(316)	426	285	1,083
Accounts payable	202	122	78	(300)
Accrued interest	2,385	2,180	2,554	1,766
Deferred revenue	315	(118)	(2,016)	(1,910)
Accrued incentive plan expenses	1,389	860	2,613	1,345
Property, franchise and other taxes payable	388	136	(382)	151

Net cash provided by operating activities	34,493	30,791	91,941	67,282

Cash flows from investing activities:
Acquisition of land, plant and equipment, coal and other mineral rights	(54,580)	(401)	(76,124)	(77,733)

Net cash used in investing activities	(54,580)	(401)	(76,124)	(77,733)

Cash flows from financing activities:
Proceeds from loans	88,000	—	106,000	75,500
Repayment of loans	(50,000)	—	(59,350)	(111,850)
Distributions to partners	(19,216)	(15,663)	(55,113)	(43,614)
Contributions by general partner	—	—	—	2,147
Proceeds from sale of 5,250,000 common units, net of transaction costs	—	—	—	200,355
Redemption of 2,616,752 common units, net of transaction costs	—	—	—	(100,121)

Net cash provided by (used in) financing activities	18,784	(15,663)	(8,463)	22,417

Net increase or (decrease) in cash and cash equivalents	(1,303)	14,727	7,354	11,966
Cash and cash equivalents at beginning of period	50,760	29,996	42,103	24,320

Cash and cash equivalents at end of period	$49,457	$44,723	$49,457	$36,286

SUPPLEMENTAL INFORMATION:
Cash paid during the period for interest	$427	$224	$5,139	$6,151

NRP Reports Third Quarter 2005 Results	Page 7 of 8
Natural Resource Partners L.P.
Consolidated Balance Sheets
(In thousands)
ASSETS

	September 30,	December 31,
	2005	2004
	(Unaudited)

Current assets:
Cash and cash equivalents	$49,457	$42,103
Accounts receivable	18,099	15,058
Accounts receivable — affiliate	6	25
Other	36	786

Total current assets	67,598	57,972
Land	14,110	13,721
Plant and equipment, net	6,011	—
Coal and other mineral rights, net	569,534	523,844
Loan financing costs, net	2,217	1,837
Other assets, net	1,726	2,552

Total assets	$661,196	$599,926

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable	$681	$576
Accounts payable — affiliate	78	105
Current portion of long-term debt	9,350	9,350
Accrued incentive plan expenses — current portion	1,941	1,559
Property, franchise and other taxes payable	3,078	3,460
Accrued interest	2,820	266

Total current liabilities	17,948	15,316
Deferred revenue	13,795	15,847
Accrued incentive plan expenses	5,502	3,271
Long-term debt	202,950	156,300
Partners’ capital:
Common units (outstanding: 13,986,906)	249,536	243,814
Subordinated units (outstanding: 11,353,658)	162,191	157,324
General partner’s interest	9,653	8,802
Holders of incentive distribution rights	436	105
Accumulated other comprehensive loss	(815)	(853)

Total partners’ capital	421,001	409,192

Total liabilities and partners’ capital	$661,196	$599,926

NRP Reports Third Quarter 2005 Results	Page 8 of 8
Natural Resource Partners L.P.
Reconciliation of GAAP “Net cash provided by operating activities"
To Non-GAAP “Distributable cash flow"
(in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
	(Unaudited)
Cash flow from operations	$34,493	$30,791	$91,941	$67,282
Less scheduled principal payments	—	—	(9,350)	(9,350)
Less reserves for future principal payments	(2,350)	(2,350)	(7,050)	(7.050)
Add reserves used for scheduled principal payments	—	—	9,400	9,400

Distributable cash flow	$32,143	$28,441	$84,941	$60,282

-end-